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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 5, 2001
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

    The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on September 18, 2001.

    SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

    Certain portions of this document including the answers to questions 1, 2, 4, 6, 11, 12, 13, 14, 16, 18 and 20, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRES RECEIVED THROUGH AUGUST, 2001

1.
What happened to the regular 8-K for the month of August?

    The easy answer is nothing since you are now reading it. The real question is why was it so late? Well, part of the answer is that vacations, business travel, and operator error late one evening (you know the box you click and instantly, but irretrievably regret) all conspired to make it impossible to get it out much sooner. Then once it got real late we were tempted to just skip one month because we really did not get many new questions (the questioners must have been on vacation or traveling as well).

    What follows are several questions that failed to make the deadline for the post earnings release 8-K and the slim pickings intended for the now belated mid August 8-K. In the future, we will file an 8-K even if only to announce that no questions were received or selected for answers.

2.
In your latest 8-K you said your expanding cash balance was a nice problem to have. While we agree that this is a "nice" problem, we would be appreciative if you would delve deeper into your capital allocation strategy. What exactly do you believe is the highest and best use of your cash?

    Actually, one of the questioners remarked that an expanding cash balance was a nice problem to have. In our answer, we merely agreed with that assessment. If we have to have a problem, we cannot think of a better one. We would not want to trade this problem for any of the alternatives facing the other guys.

    We believe that we have addressed the "excess cash" issue and our capital allocation strategy ad nasaeum over the past six months. Here is where we feel we now stand with this question:

  •
  We have tried to patiently answer all the cash questions without including the helpful suggestions regarding jumbo dividends or stock repurchases.

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  We have said what our plans are and we meant it.

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  We are not going to change our position just to make the questions go away.

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  At some point we have to stop all this before our vision is seriously impacted.

3.
Several logistics companies in Europe have articulated a shift in their business mix toward "large, outsourced contracts"—with both their continental Europe and multinational customers. It appears to me that many of these "contracts" require the acquisition of assets (warehouses, trucks, etc.) from the customer—sort of a quid pro quo for getting the business. Somehow, I know that the economics of these deals will not live up to initial expectations. I think I know Expeditors well enough that I am certain that you are not "bidding" on these contracts, but is this a "trend" that you see taking place? And how might it affect your business longer-term, if at all?

    You are correct in thinking that you know how we feel about this topic. We are not aware of any "large, outsourced contracts" that we are trying to secure. We are aware that "opportunities" are out there, but we don't see them as a trend. It should go without saying that even if it were a discernible trend, we would not necessarily follow.

    There is, after all, no real safety in following the crowd. Sometimes the crowd is wrong. "We were just doing what everyone else was doing" may soften the blow to the corporate ego, but it doesn't change the consequence if your focus is economics-oriented.

    "Everyone else was doing it" may provide an excuse for a non-economic decision, but at Expeditors, there are no such decisions—they all count. The key employees here, from the first line supervisors to the CEO, live primarily on what they earn in the form of profit based incentive compensation.

    In our world, there are discernable and immediate consequences from making the wrong decision. By definition, a wrong decision results in lower profits for the company and lower profits mean less income for the employees. As a result, we are skeptical of trends that we can neither understand nor explain. These things seem wrong and likely to hurt profits.

    We have very definite views on the specific topic of taking on assets just to get new logistics business. Pursuing such a strategy flies in the face of remaining "non-asset based." We have all heard that "there is no such thing as a free lunch." Translated to logistics this would mean that there is very likely no such thing as free asset.

    It really shouldn't take a Nobel Laureate in economics to surmise that anytime someone is willing to freely give up an asset, it must be that the free asset comes with hidden entanglements and consequences. It could be noted here that some 3,000 years ago, the Trojans learned the hard way that the opportunistic taking of free assets would have messy entanglements and even messier consequences. In their case the free asset came to them in the form of a rather large wooden horse. But hey, it was free.

    It is our opinion that modern-day logistics companies that take on the customer's assets in order to get or keep logistics business are likely to go on an odyssey of their own.

4.
In a recently published interview, Peter Rose noted that he was comfortable with the current consensus EPS estimate for 2001 and that it was too early to comment on the third quarter consensus estimate given that an adequate amount of July data were not yet available. At this point in time, are you able to comment on the most current third quarter consensus EPS estimate?

    At this time, we are not commenting on the third quarter consensus estimates. We are aware of what the consensus estimates are for the third quarter of 2001 and consistent with our stated policy we see no reason to comment further.

    What Peter Rose noted in the interview you reference was that we are comfortable enough with the current year consensus estimates that we saw no reason to comment. There is a slight difference, but it is a difference nonetheless.

5.
The second quarter 2001 earnings release revealed continued significant gross yield expansion within Asia. Roughly how much of this expansion is tied to ocean business vs. airfreight? Also, can you provide a general sense of what is driving ocean gross yield expansion (i.e. contributions from lower demand vs. new ocean capacity entering the marketplace)?

    Generally, more of the yield expansion was in airfreight than in ocean freight. The expansion in ocean yield percentage is related to product mix, as fee based business (ECMS and ocean forwarding) grew as a slightly higher top-line rate than did our NVOCC business.

6.
With regard to the first significant signs of gross yield expansion within Europe and North America, are these the result of the same type of dynamic that you have seen develop in Asia over the past five quarters? Or, are there any reasons to believe or not believe that there is more gross yield expansion to come in North America and Europe?

    To once again paraphrase Freud, "Sometimes a margin expansion is only a margin expansion." We're not reading anything into the recent margin expansion in these two geographic areas.

    Even if we made projections, which we don't, we're not sure that we could make meaningful sweeping statements with respect to North America and European yields over the next several quarters. However, should yield expansions in North America or Europe in fact continue, we would not predict that they will approach the expansions we have seen in Asia. To keep that statement in proper perspective, going back to the start of the year there would have been no way that we would have projected that we would see the margin developments we've actually seen in Asia.

    Almost all of the time a prediction is only a prediction.

7.
During the second quarter 2001, $7.2 million was spent on stock repurchases. Was this purely a reaction to the opportunity that arose given the pullback in the stock price? If not, was this activity related to a plan to offset the dilutive impact of a greater number of exercised stock options? How many shares were repurchased and at what average price?

    During the second quarter of 2001 all share repurchases were driven by proceeds from the exercise of vested stock options. There were no discretionary repurchases.

    During the second quarter of 2001, we used proceeds received from exercises to repurchase 125,373 shares at an average price of $57.48.

8.
With regard to the instances in which you have recently gained market share from competitors, what are the two or three factors that you consider to have been critical in your success?

    This is a three "s" answer: sales, service and stability.

9.
Is it correct to assume that all of the Ford business was accounted for as customs brokerage revenue or were there some air and/or ocean components?

    The part of the Ford business that terminated in the second quarter of 2001 had been included within the "Customs brokerage and import services" caption.

10.
Does management consider any part of its business to be a leading economic indicator? Why or why not?

    In many respects we are more of a freight company than a leading economic indicator. In those circumstances where we have been said to be a leading economic indicator, we believe that the more profound question becomes a leading economic indicator for what?

    We've always said that we are a poor proxy for the economy as we have generally "bucked the trend" that imprisons many others. We believe that we are also fortunate to have customers who remain competitive, regardless of the macro economic conditions. If we are a reflection of anything, it is the success of our customer base rather than the fate of particular industry segments.

    To comfortably assume the leading economic indicator moniker, we would be relegating ourselves to the role of some sort of freight index. We are more than an index, we are a real company.

11.
It appears one of the primary contributors to operating cash flow generation was working capital management. Can you discuss your working capital performance in the second quarter of 2001?

    The primary driver of cash flow is solid earnings performance. If you believe that you earned it, you need to collect it in a timely fashion. If you manage the collections then much less work is required to keep the payables in line.

    Working capital management at Expeditors is really very simple. We feel that if we commit to do everything in our power (and sometimes things beyond), to meet our customer's shipment and delivery schedules, it is not unreasonable for us to expect payment in a timely fashion. Everyone here remembers that a job is not over until the receivable has been satisfied.

    With respect to cash outflows, we expect to pay our employees and vendors as required by local convention. We try to manage our vendor requirements so that whenever possible we match customer collections with the related cash outlays to vendors and other interested parties.

12.
Regarding capital expenditures, is there any update on full-year expected capital expenditures? Previously, $60 million had been mentioned. On this same front, can you give a sense of number of offices that could be opened in the third and fourth quarters of 2001? Also, was the lack of new office openings in the second quarter of 2001 related to the macro-environment or simply timing issues?

    At this writing, we expect capital expenditures for 2001 to be approximately $40 million. To this point in the third quarter of 2001, we have opened an office in Belfast, Northern Ireland. There could be one more office opened in the third quarter and it is possible that we could open up 4 to 5 more offices before the end of the year. The lack of new office openings in the second quarter of 2001 had nothing to do with the macro-environment. As you suggested, this was simply a timing issue.

13.
In comments to Dow Jones, it was mentioned that Asia-to-Europe business was up, as was business within Asia. Can you provide any quantification of their respective second quarter year-over-year growth rates? Also, was there any deterioration in volumes within Asia-to-Europe and Asia business within the quarter?

    We don't disclose quantitative growth rates relative to volumes on any specific lane. Asia to Europe business did increase on a year over year basis during the second quarter or 2001. When measured on this basis, this has been true since the fourth quarter of 2000.

    We continue to see progress in this particular lane much as we expected we would. Beginning around the fourth quarter of 2000, we have taken a number of steps and begun a number of initiatives, all with the intent of strengthening the relationships between the country and branch management of these two regions. So far, we like what we see.

    The desirability of having the same kind of relationship between Europe and Asia that we have always enjoyed between Asia and North America was clear. This is very much a business based upon reciprocity. We're starting to see the fruits of reciprocity between these two key regions.

    Finally, the only lane where volumes were down year over year for the second quarter of 2001 was the Far East to North American lane. All other lanes were up on both a volume and profitability basis.

14.
You seemed to have managed your operating expenses well in this environment, as evidenced by the slight year-over-year decline in operating expenses. Assuming there is some seasonal ramp in business in the second half of 2001 and taking overall service level requirements into consideration, do you foresee year-over-year declines in operating expenses for the balance of the year?

    Given what we know about the current trends in the market and what the historical relationships are between transportation buy and sell rates during the third and fourth quarters, we do not expect to see a year over year decline in operating expenses during the second half of 2001.

    It should also be noted that part of the year over year decline which you are referencing results from a decline in purchased transportation costs. If you were to look at the year over year comparison of operating expenses, exclusive of purchased transportation costs (as contained in our 10-Q under the MD&A section) you will note that operating expenses for the second quarter of 2001 increased 15.1% over the same period of 2000. This is to be contrasted favorably with a 15.3% increase in net revenue for the same period.

15.
Can you discuss the current pricing environment for your services by major trade lane? In speaking with the management team at a close competitor, it appears that XXXX is using XXXX's checkbook to aggressively bid on business it lost during its troubles. Are you seeing any type of detrimental pricing practices by your competitors other than those you have referred to in the past or does it remain a case of weaker players resulting to aggressive pricing to retain or capture market share? Can you elaborate on opportunities Expeditors walked away from as a result of non-compensatory rates?

    The pricing environment is always competitive. With respect to whether we are concerned about competitors using money from their parent companies to "buy" business, the answer to that is categorically no.

    All the financial support in the world isn't going to solve the basic problems of a company's lack of competitive standing and dearth of inner strength. In fact, financial steroids may just mask the problem. You might get stronger muscles but this is strength at the expense of weaker internal organs. Take away the artificial stimulus and the atrophy sets in. Then you revert to what you really are and always were.

    Much better that muscles and financial stability be developed naturally and organically. This provides more staying power. Global logistics is not sumo wrestling or even a bench pressing contest which require concentrations of strength for brief periods of time. We see this business as much more like a decathlon. It relies on the ability to deploy and use your strength in diverse ways over a sustained period of time.

    Getting money from your corporate parent may create an illusion of strength, but it creates no inner-depth in an organization. Once the money goes away—what do you have? A bloated, out of shape, falsely-sustained company.

    The concept that you can lose money on every transaction, but somehow make it up on the volume is not new. And it won't work. Over time, predatory pricing reaps its own rewards—even if it's subsidized. Without the work required for sustained profitability, morale and creativity suffers. Global logistics is a service business—it depends on people. If employees are demoralized or if they quit thinking, it is difficult to offer the kind of quality, attentive service that customers require. This is particularly true in challenging markets like they claim they now face.

    We can't elaborate on instances where we've walked away from unprofitable business. It would violate customer confidences and quite frankly, we don't keep a comprehensive list. We really don't like to walk away from business, but as we have said on many occasions "We don't need to do this for the practice."

16.
With the ongoing issues surrounding the Brazilian and Argentine economies, has Expeditors reconsidered its expansion into Latin America or is the company still forging ahead into this market? Can you elaborate on expansion efforts (i.e. number of offices or agents, total cost of expansion, etc.)?

    We have no plans to curtail our forging in Latin America. We are not as much concerned about the economies of Brazil and Argentina as we are with our ability to execute Expeditors' model in those two countries. To be sure, these markets can be difficult, but that having been said, we really do believe that we can excel in these markets.

    In the last year, we've added three offices in Latin America, two in Brazil and one in Venezuela. As these offices stabilize, we'll continue our expansion plans. Central America, for example, might offer some unique forging opportunities.

17.
Industry reports indicate that global airfreight was down more in June than in April and May, and July and August may be down two times the average decrease in the second quarter. Do you see comparable trends? Competitors net revenues may be down in the third quarter. Will Expeditors' net air revenues increase in the third quarter of 2001? If so, where and by how much?

    We have noticed the trends you reference in certain markets. However other markets, at least from our perspective, seem to run contrary to those trends. We can't really comment on the magnitudes you quote and we have no special insight into the net revenues of the other folks.

    The rest of your question sounds like an invitation to make a projection. We must decline the invitation as we are otherwise engaged.

18.
Are service problems of consolidating competitors helping Expeditor's sea freight and customs brokerage business?

    If they are having problems, your assertion not yet ours, we would certainly like to think that we could benefit.

    In a service business like this one, customers are not very tolerant if they aren't well served. Service depends on people and we believe that people require stability. It is probably difficult to provide stable service when your work environment is unstable. Organizational consolidation and workplace stability are probably inconsistent with each other. So they could be having problems.

    Over time, we're confident that our organic growth policy made possible by our unique culture provides the kind of stable work environment conducive to supplying the kind of service that our customers have come to expect.

19.
Is the operating loss in South America related to currency translation or increased rental expenses or both?

    There were several things that contributed to the operating loss in South America—not enough sales and higher costs being the most notable. We also increased our bad debt reserves in Latin America during the second quarter.

20.
Would it be too much of a downer to ask, could the disconnect between buy rates and sell rates you refer to in the 10-Q be large enough, if it ended, to have a meaningful negative effect on the company's margin?

    The reason this 8-K was late is discussed above, however, we want to state that this question in no way caused any sort of downer and a general downer was not the cause of the delay.

    As the traditional relationship between buy and sell rates return, either through natural market forces (a whole lot of freight starts moving) or through overt actions to alter the market forces (like carriers parking assets), margins could be expected to narrow. To an extent, that happens every year. So, would the end of the "disconnect" negatively impact margins—yes it would. What would the magnitude be? That depends on a lot of hypothetical and speculative factors.

    We honestly believe that if we are able to retain market share in down markets and grow market share in static markets, we are going to have enough committed freight to command the competitive rates and service necessary to sustain profitability and acceptable growth come what may. Nothing about this perspective, in particular, or our culture, in general, is a downer.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

September 5, 2001	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer

September 5, 2001	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President—Chief Financial Officer and Treasurer

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SELECTED INQUIRES RECEIVED THROUGH AUGUST, 2001
SIGNATURES